October 5, 2001

William M. Carpenter

36 Knollwood Drive

Rochester, NY 14618

Dear Bill:

The purpose of this letter is to summarize the terms and conditions of your separation of employment from Bausch & Lomb Incorporated ("Bausch & Lomb" or "the Company") and your resignation as an officer of the company.

1.

Your full time active employment with Bausch & Lomb ceases effective September 1, 2001 ("Separation Date"). Beginning the day after the Separation Date, your status will be changed to that of an inactive employee, subject to the terms and conditions hereof, and Bausch & Lomb will pay you an aggregate amount equal to two times your current annual base salary in substantially equal bi-weekly installments for thirty six (36) consecutive months commencing on your Separation Date and ending on August 31, 2004. As you are aware, this amount is twice that provided for in the Officer Separation Plan. During your Severance Period (defined below) you will continue to receive benefits and perquisites as detailed below. For purposes of this letter, the term "Severance Period" will refer to the twenty-four (24) consecutive months commencing on your Separation Date and ending on August 31, 2003. You will not accrue or be paid for vacation time after the Separation Date.

2.	Officer perquisites will continue as follows:
A.

Company Car. You may purchase your company car by November 30, 2001 for a reasonable depreciated value determined by Bausch & Lomb plus payment of sales tax on the fair market value of the car as determined by Bausch & Lomb. If not purchased, the car must be returned to Bausch & Lomb by November 30, 2001.

B.

Financial Counseling. Bausch & Lomb will continue to reimburse you for reasonable financial planning expenses through the end of the Severance Period up to an aggregate amount of $46,667 less any 2001 expenses reimbursed prior to the Separation Date. This reimbursement may include legal services sought in connection with the negotiation and finalization of this Agreement.

	C.	Other. Bausch &Lomb will continue to reimburse or pay existing regular monthly dues associated with your two current clubs through the end of the Severance Period.
3.

You may elect to continue your medical, dental and life insurance at the then current active employee rates from the Separation Date through August 31, 2004. At the end of that period, you will be eligible for COBRA coverage that allows you to continue your current medical and dental insurance at the full premium rates for up to an additional 18 months.

4.

There is no COBRA eligibility for life insurance. However, within 31 days following the end of the period referred to in Section 3 above, you may elect (without providing evidence of insurability) an Aetna conversion policy to replace some or all of your coverage.

5.	Disability coverage ceases on September 1, 2001. There are limited conversion rights for long term disability. Upon your request, HR will provide you with more information.
6.

You are fully vested in the Bausch & Lomb Retirement Plan ("Retirement Plan") and the Supplemental Executive Retirement Plan II ("SERP"). Participation in SERP continues during the Severance Period and participation in the Retirement Plan continues through August 31, 2004. You retain through these respective periods the full rights and privileges under the plans you would have as an active employee (e.g., your participation continues, and benefit accruals continue). Within three (3) months after August 31, 2004, you will receive details on pension options from our Corporate Benefits Department.

7.

Participation in the Bausch & Lomb 401(k) plan continues through August 31, 2004 and you retain through this period the full rights and privileges under the plan you would have as an active employee (e.g. as applicable, you may continue contributing, associated Company matching contributions continue to be deposited on your behalf, etc.). At the end of this period, you may leave your money in the Bausch & Lomb 401(k) Plan or elect a distribution. Contact InfoExpress at 1-800-479-0557 for account information or to make any future transactions.

8.

You may continue to participate in the Bausch & Lomb Deferred Compensation Plan through August 31, 2004 and you retain through this period the full rights and privileges under the plan you would have as an active employee (e.g. as applicable, you may continue contributing, associated Company matching contributions continue to be deposited on your behalf, etc.). The investment mix can be changed at any time prior to payout by contacting EPIC at 1-800-716-3742. You will continue to receive quarterly statements. Please advise Corporate Compensation of any address changes.

9.

As a participant in the Stock Option Plan, you have until ninety (90) days after August 31, 2004 to exercise vested stock options. Subject to Section 10 of this Agreement, you will continue to vest in your currently unvested options through August 31, 2004 and you will have until 90 days after August 31, 2004 to exercise such newly vested options. You are not eligible for any future vesting of restricted stock, nor will you be eligible for any future company loans in connection with the exercise of vested options. Any outstanding stock option loans must be repaid within ninety (90) days after August 31, 2004. Your current loan balance with the Company under this Plan is $916,529.50. A listing of your vested and unvested options has been provided to you under separate cover.

10.

Notwithstanding Section 9, if you commit a material breach of this letter on or before August 31, 2004, you will forfeit (i) any options that have vested and/or will vest during the period from the Separation Date until August 31, 2004 and/or (ii) any proceeds from the exercise thereof.

11.

You will not be eligible for an EVA bonus for 2001, based on the actual performance of Bausch & Lomb. Under the EVA Plan, your bank balance from prior years is zero. You will not vest in Cycle II or in any additional Cycles under the Cumulative EVA Long Term Incentive Plan.

12.

Bausch & Lomb will assist you in your search for new employment by providing you with the services of an outplacement organization and/or secretarial and office support in an amount up to $75,000. You will be provided the names of two approved outplacement service providers from which you may choose the one you prefer. All such fees for outplacement and/or secretarial and office support must be incurred during the Severance Period. Payment for outplacement services will be made directly by Bausch & Lomb, and reimbursement for secretarial and/or office support other than through the outplacement provider will be made directly to you.

13.

You agree that during the Severance Period you will not, directly or indirectly, (a) compete with any business in which Bausch & Lomb or any of its affiliates is engaged or actively developing, (b) solicit any person who is a customer of a business conducted by Bausch & Lomb or any of its affiliates, or (c) induce or attempt to persuade any employee of Bausch & Lomb or any of its affiliates to terminate his or her employment relationship with Bausch & Lomb or any of its affiliates. For purposes of this Agreement, the phrase "compete" shall include serving as an employee, an officer, a director, an owner, a partner or a five percent (5%) or more shareholder of any such business or otherwise engaging in or assisting another to engage in any such business. Without limiting the foregoing Bausch & Lomb may consider, on an as requested basis, modifications to your restrictions on competition where management of Bausch & Lomb believes the competitive impact on Bausch & Lomb to be minimal or otherwise manageable.

14.

As a result of your employment with Bausch & Lomb and as a result of your position as an officer of Bausch & Lomb, you were obviously privy to sensitive financial and strategic information, as well as trade secrets which are the confidential property of Bausch & Lomb, and Company Information (as defined below). You affirm that, as a former officer of Bausch & Lomb, you have a fiduciary obligation to maintain Company Information in confidence and not to disclose it to others. You have returned or will immediately return to Bausch & Lomb all Company Information that is capable of being returned, including client lists, files, software, records, computer access codes and instruction manuals which you have in your possession, and agree not to keep any copies of Company Information. The term "Company Information" means: (i) confidential information, including information received from third parties under confidential conditions, and (ii) other technical, marketing, business or financial information, or information relating to personnel or former personnel of Bausch & Lomb, the use or disclosure of which might reasonably be construed to be contrary to the interest of Bausch & Lomb; provided, however, that the term "Company Information" shall not include any information that is or became generally known or available to the public other than as a direct result of a breach of this Section by you or any action by you prior to the Separation Date which would have been a breach of your obligations to Bausch & Lomb in effect at such time.

15.

You agree to make yourself reasonably available to Bausch & Lomb to respond to requests by Bausch & Lomb for information concerning matters involving facts or events relating to Bausch & Lomb or any of its affiliates that may be within your knowledge, and to assist Bausch & Lomb and its affiliates as reasonably requested with respect to pending and future litigations, arbitrations, other dispute resolutions or other similar matters. Bausch & Lomb will reimburse you for your reasonable travel expenses and costs incurred as a result of your assistance under this Section. As you know, the bylaws of Bausch & Lomb provide for your indemnification, to the fullest extent authorized or permitted by law, in the event there are claims against you arising out of your actions while an officer of Bausch & Lomb. The bylaws also provide for the advancement of expenses incurred in defending any proceeding in advance of its final disposition. This agreement is not intended to modify or limit those rights in any manner.

16.

By accepting the package set forth in this Agreement, and except as to the obligations of Bausch & Lomb set forth in this Agreement, you, for yourself and your heirs, administrators, representatives, and assigns (collectively, the "Releasors") hereby release and discharge Bausch & Lomb, and its former and current affiliates, agents and employees and their successors and assigns (collectively, the "Releasees"), from any and all claims, causes of action, liability, damages and/or losses of whatever kind or nature, in law or equity, known or unknown, which the Releasors ever had, now have, or may have in the future against the Releasees from the beginning of time through the date of this Agreement, arising directly or indirectly out of your employment by Bausch & Lomb or as a result of your separation from employment, including, but not limited to, any and all claims arising under any local, state or federal employment discrimination law, including but not limited to the Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act.

17.

You understand that you should consult with your attorney prior to the execution of this Agreement; that you have been afforded twenty-one (21) days to review and consider this Agreement; and that such period was a reasonable period of time for you to do so. You acknowledge that you understand the contents of this Agreement, and this Agreement is entered into freely and voluntarily, and that it is not predicated on or influenced by any representations of Bausch & Lomb or any of its employees.

18.

You understand that you may revoke this Agreement at any time within seven (7) days of the execution hereof, and that the Agreement will not become effective or enforceable until the expiration of that period.

19.

The compensation and benefits arrangements set forth in this Agreement supersede any other agreement between you and Bausch & Lomb, and are in lieu of any rights or claims that you may have with respect to severance or other benefits, or any other form of remuneration from Bausch & Lomb and its affiliates, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended.

20.

Except as required by law or regulation, neither you nor Bausch & Lomb will disclose or discuss the terms of this Agreement; provided, that you may disclose such terms to your financial and legal advisors and your spouse and Bausch & Lomb may disclose such terms to selected employees, advisors and affiliates on a "need to know" basis, each of whom shall be instructed by you and Bausch & Lomb, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof. Bausch & Lomb may also disclose the terms of this Agreement as required by applicable law or regulations.

21.

By this Agreement, you are resigning from all positions and offices held by you within Bausch & Lomb and its affiliates. You agree that you will, when asked, execute such further instruments and documents as are necessary to effect this resignation as to all such Bausch & Lomb affiliates.

22.

You represent and acknowledge that, in executing this Agreement, you have not relied upon any representation or statement made by Bausch & Lomb or not set forth herein. This Agreement may not be amended, modified, terminated, or waived in any part, except by a written instrument signed by the parties.

23.	All payments made to you under this Agreement will be reduced by, or you will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments.
24.

Nothing contained in this Agreement shall be construed in any way as an admission by you or Bausch & Lomb of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

25.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. The parties hereto hereby agree that any dispute concerning formation, meaning, applicability or interpretation of this agreement shall be submitted to the jurisdiction of the courts of the State of New York (including federal courts in the State of New York), and no other state shall have jurisdiction over such matters, and further agree to waive all rights to a jury trial with respect to any such matters.

26.

You acknowledge and agree that Bausch & Lomb's remedy at law for any breach of your obligations under Sections 13, 14 and 20 of this Agreement would be inadequate and agree and consent that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Section without the necessity of proof of actual damage. With respect to any provision of Sections 13, 14 and 20 of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, you and Bausch & Lomb hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and you and Bausch & Lomb agree to abide by such court's determination.

If the terms and conditions are agreeable to you, please indicate your acceptance of the above in the space provided below and return the enclosed copy to me.

Sincerely,

/s/ Ian Watkins

Ian Watkins

Agreed to this 15th day of October, 2001

/s/ William M. Carpenter

William M. Carpenter